Exhibit 5.1

Perkins Coie LLP 1900 Sixteenth Street Suite 1400 Denver, CO 80202-5255	T. +1.303.291.2300 F. +1.303.291.2400 perkinscoie.com

March 27, 2026

Ideal Power Inc.

5508 Highway 290 West, Suite 120

Austin, Texas 78735

Re:	Registration Statement on Form S-1 Filed by Ideal Power Inc.

Ladies and Gentlemen:

We have acted as counsel to Ideal Power Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-1 (the “Registration Statement”) for the registration of the resale from time to time of up to 631,332 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) issuable upon exercise of certain outstanding pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”) held by the selling securityholder named in the Registration Statement.

In our capacity as counsel to the Company, we have examined the Registration Statement and such documents, records and instruments as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of the Shares, and (ii) delivery and payment therefor upon exercise of the Pre-Funded Warrants in accordance with their terms, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours, /s/ PERKINS COIE LLP